UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2023

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38363	84-3235695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2626 Fulton Drive NW

Canton, OH 44718

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (330) 458-9176

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOFV	Nasdaq Capital Market
Warrants to purchase 0.064578 shares of Common Stock	HOFVW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2023, Hall of Fame Resort & Entertainment Company (the “Company”) received proceeds from the issuance on such date by Stark County Port Authority (“Port Authority”) of $18,100,000 principal amount Tax Increment Financing (“TIF”) Revenue Bonds, Series 2023 (“2023 Bonds”). Of the $18,100,000 principal amount, approximately $6,767,543 was used to reimburse the Company for a portion of the cost of certain roadway improvements within the Hall of Fame Village grounds, approximately $8,628,502 was used to pay off the Development Finance Authority of Summit County (“DFA”) Revenue Bonds, Series 2018 ( “2018 Bonds”) that had been acquired by the Company in December 2022 pursuant to a previously disclosed arrangement (such that the Company received the payoff of the 2018 Bonds), approximately $1,169,916 was used to pay costs of issuance of the 2023 Bonds, and approximately $905,000 was used to fund a debt service reserve held by The Huntington National Bank (“2023 Bond Trustee”), as trustee for the 2023 Bonds. The maturity date of the 2023 Bonds is December 30, 2048. The interest rate on the 2023 Bonds is 6.375%. Interest payments are due on the 2023 Bonds semi-annually on June 30 and December 30 of each year, commencing June 30, 2023.

In connection with the issuance of the 2023 Bonds by the Port Authority, the Company transferred ownership of a portion of the roadway and related improvements within Hall of Fame Village grounds to the Port Authority. The Company maintains management rights and maintenance obligations with regard to such roadway pursuant to a Maintenance and Management Agreement among the Port Authority, the Company and the Company’s subsidiary, HOF Village Newco, LLC (“HOFV Newco”).

The 2023 Bonds will be repaid by the Port Authority from statutory service payments in lieu of taxes paid by the Company in connection with the Company’s Stadium, Youth Fields, Center for Excellence, Center for Performance, Retail I property, Retail II property, Play Action Plaza and an interior private roadway, net of the portion payable to Canton City School District and Plain Local School District and net of administrative fees of Stark County and the City of Canton, and from minimum service payments levied against those parcels excluding the Stadium and Youth Fields. Net statutory service payments are assigned by the City of Canton to the Port Authority for payment of the 2023 Bonds pursuant to a Cooperative Agreement among the Port Authority, City of Canton, the Company and HOFV Newco, and then pledged by the Port Authority to the 2023 Bond Trustee for payment of the 2023 Bonds pursuant to a Trust Indenture between the Port Authority and the 2023 Bond Trustee. Minimum service payments are a lien on the parcels under certain TIF declarations and supplements thereto, and are paid by the Company to the 2023 Bond Trustee.

The Company and HOFV Newco are required to make payments (“Developer Shortfall Payments”) to the extent the above described net statutory service payments and minimum service payments actually paid are not sufficient to pay the scheduled debt service on the 2023 Bonds, and entered into a guaranty of payment of minimum service payments under a Minimum Payment Guaranty until certain performance criteria (debt service coverage of 1.05x for the 2023 Bonds for three consecutive years) are met. In addition, a member of the Company’s board of directors, Stuart Lichter, individually and with his trust, guaranteed Developer Shortfall Payments until debt service coverage of 1.0x for the 2023 Bonds for three consecutive years are met.

To the extent statutory service payments and minimum service payments exceed the amounts required for debt service on the 2023 Bonds, the excess paid will first increase and/or restore the 2023 Bonds fund reserve to a maximum of 10% of the original principal amount of the 2023 Bonds (i.e. $1,810,000) and then to redeem the 2023 Bonds, with the amount paid applied to the principal balance of the 2023 Bonds. The 2023 Bonds fund reserve (initially 5% (i.e., $905,000) subject to increase up to 10%) mentioned above will be maintained to be used for payment of debt service and administrative fees if there are insufficient funds generated from the statutory service payments, minimum service payments and Developer Shortfall Payments, and, to the extent unused, make the final 2023 Bonds payment of debt service.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

	By:	/s/ Michael Crawford
Name: Michael Crawford
Title: President and Chief Executive Officer

Dated: February 8, 2023

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